Exhibit 99.1

CAUTIONARY STATEMENTS FOR PURPOSES OF THE “SAFE
HARBOR” PROVISIONS OF THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995

RISK FACTOR

          We face reduced insurance coverage for terrorist acts. Before September 11, 2001, the "all risk" insurance policies we maintained on our properties included coverage for terrorist acts. Since September 11, 2001, insurance companies have been excluding acts of terrorism from these policies. We recently obtained insurance coverage for acts of terrorism of up to $200 million in the aggregate for all of our properties (but excluding nuclear, chemical or biological acts of terrorism). In the event of a loss in excess of this insurance coverage or an uninsured loss resulting from a nuclear, chemical or biological act of terrorism, we could lose both the revenues generated from the affected property and the capital we have invested in the affected property, as well as possibly incur liability for injuries and losses resulting to third parties. Any such loss could materially and adversely affect our cash flow and results of operations. In addition, it is possible that the lenders under our unsecured credit facility and our secured mortgage indebtedness could declare a default based on the absence of insurance coverage for terrorist acts of the type and amount in place before September 11, 2001. If one or more of our lenders were to declare such a default, we would challenge such conclusion as not being commercially reasonable in the context of the current marketplace.